                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT


         This Agreement, dated July 24, 2002, is between JDS Uniphase Corporation (the "Company") and Syrus Madavi ("Employee").

                                    PREMISES

         WHEREFORE,

         1. Employee has been offered and desires to accept employment by Company; and

         2. Company and Employee wish to memorialize the terms of Employee's employment relationship with a written Employment Agreement intended to supersede all other written and oral representations regarding Employee's employment with Company;

                                    AGREEMENT

         NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

         1. Definitions.

               As used herein, the following terms are defined as follows:

               a. "Cause" means:

                      (i) willful malfeasance by Employee, which has a material adverse effect on the Company;

                      (ii) substantial and continuing willful refusal by Employee to perform those duties and responsibilities as may be reasonably assigned by the Chief Executive Officer and Board of Directors of the Company from time to time;

                      (iii) conviction of Employee of a felony which has a material adverse effect on the Company's goodwill if Employee is retained as an employee of the Company;

                      (iv) willful failure by Employee to comply with material policies and procedures of the Company, including but not limited to the JDS Uniphase Corporation Ethics Policy and Policy Regarding Inside Information and Securities Transactions.

               b. "Change of Control" means:

                      (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, open market purchases or any other transaction or series of transactions, of Common Stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Company's Board of Directors;

                      (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held Common Stock immediately prior to such merger or consolidation and those members of the Existing Board immediately prior to such merger or consolidation constitute a majority of the Board of Directors immediately after such merger or consolidation;

                      (iii) any reverse merger in which the Company is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger or those members of the Existing Board immediately prior to such merger or consolidation do not constitute a majority of the Board of Directors immediately after such merger; or

                      (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (whether such assets are owned directly by the Company or indirectly through one or more operating subsidiaries).

               c. "Good Reason" means the occurrence of any of the events or conditions described in subsections (i) through (v) below, provided however, that Employee provides the Company with thirty (30) days notice of termination for "Good Reason" pursuant to the provisions of Section 7 below, during which time the Company shall have an opportunity to cure the occurrence or condition claimed to constitute "Good Reason"; and provided further, that such notice of resignation is submitted by Employee no later than one hundred and eighty (180) days after the occurrence of the event or condition that Employee claims as the basis for termination for "Good Reason":

                      (i) a reduction in Employee's base salary or target bonus without Employee's prior written consent;

                      (ii) a change in Employee's positions or material adverse reduction in duties or responsibilities without Employee's prior written consent;

                      (iii) an actual change in Employee's principal work location by more than 50 kilometers without Employee's prior written consent;

                      (iv) a resignation by Employee occurring any time within 6 months of a Change of Control; or

                      (v) failure by the Company to obtain from any successor company the assumption of the Company's obligations under this Agreement.

               d. "Disabled" means a mental or physical disability, illness or injury, evidence by medical reports from a duly qualified medical practitioner, which renders the

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Employee unable to perform the essential duties of his or her position, and
"Disability" has a corresponding meaning.

               e. "Effective Date" means:

                      (i) in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee's employment;

                      (ii) in the event the Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;

                      (iii) in the event the Employee dies, the date of death;

                      (v) in the event the Employee becomes Disabled, the date after the determination of Disability is made that is designated by the Company as the last day of Employee's employment.

               f. "New Hire Options" means those certain option rights to purchase an aggregate of 1,600,000 shares of the Company's Common Stock to be issued by the Company to Employee pursuant to Section 3 below.

         2. Position, Duties, Responsibilities

               a. Position: Employee is employed by Company to render services to Company in the position of President and Chief Operating Officer, subject to the provisions of paragraph 3 below, and commencing on July 26, 2002.

               b. Other Activities: Except upon the prior written consent of the Company, and subject to the provisions of Section 8 below and Appendix "C", Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

         3. Compensation

               In consideration of the services to be rendered under this Agreement,

               a. The Company shall pay Employee a minimum annual salary of $425,000 commencing upon the date of this Agreement and payable in accordance with the Company's payroll practices. Employee's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees.


               b. Employee shall participate in the Company's established incentive plans for senior executives with a target bonus of 80% of employee's base salary and a maximum bonus of up to 200% of Employee's target bonus. Employee shall participate in Company's other benefit plans and shall receive perquisites of employment as established by Company for senior executives, as such plans or perquisites may be amended from time to time in Company's sole discretion.


               c. The Company shall issue to Employee the New Hire Options pursuant to the terms and conditions of the Company's 1993 Amended and Restated Flexible Stock Incentive Plan (the "Plan") with a grant date as of the date of commencement of employment specified in Section 2(a) above and priced at the closing price of JDS Uniphase on NASDAQ on the date of the grant. The rights and obligations of the Company and Employee with respect to the New Hire Options shall be governed by the terms of the Plan and the Grant Agreement for the New Hire Options, and shall vest 25% on the first anniversary of the grant and in equal quarterly installments thereafter such that the entire New Hire Option grant shall be fully vested in four years, subject to the possible acceleration of the exercisability of such options as provided in Sections 5.a., 5.d. and 5.f. below.


               d. Stock options or similar securities that are granted to the Employee shall vest in full upon a Change of Control, and shall remain exercisable through the original terms of such options or securities, notwithstanding any provisions in the applicable plan(s) or grant agreement(s) to the contrary.

               e. During term(s) of stock options or other securities granted to Employee, the Company shall maintain a Form S-8 Registration Statement in effect covering the sale to Employee to the exercise of such stock options or other securities.

               f. Employee shall be entitled to a minimum of 20 business days paid vacation per calendar year.


         4. Term

         The initial term (the "Term") of this Agreement shall commence on the date hereof and shall continue in effect until July 31, 2007 unless sooner terminated as provided herein (the date of termination of this Agreement, the "Expiration Date"). Notwithstanding the foregoing, on July 6, 2007, and on the anniversary date of each one year period thereafter (a "Renewal Date") the Term will be automatically extended for an additional one-year period unless, not later than 180 days prior to such a Renewal Date, the Company provides written notice to Employee that it has elected not to extend the Term of this Agreement.

         5. Termination.

               a. Termination Benefits Under Certain Circumstances. If the Employee's employment is terminated, prior to the Expiration Date, by the Company (other than for Cause), as the result of the Death or Disability of the Employee, or by the Employee for Good Reason, conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits in full

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satisfaction of any statutory, contractual or common law entitlements which
Employee has or could have as a result of the termination of the Term:

                      (i) the Company shall pay to the Employee, in one lump sum, an amount equal to (A) any accrued and unpaid wages, (B) three year's salary, at the Employee's annual salary in effect on the Effective Date, plus
(C) three year's bonus (calculated based on the average of the actual bonus awarded to Employee in each of the previous three years of employment by the Company, or, if termination occurs prior to the completion of three years of employment, each such "missing" year calculated as 80% of Employee's base salary) minus any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan during the three years following the Effective Date and minus any required withholdings or deductions;

                      (ii) Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date and which would otherwise have vested according to their terms within 36 months of the Effective Date shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), and all such securities shall continue to be exercisable (if applicable) until the earlier of (1) as provided in the applicable plan or grant agreements (but in no event less than 90 days) following the Effective Date; or (2) until such term of such options or other such securities would have otherwise expired (if applicable). Notwithstanding the preceding sentence or any provision of the Plan or Grant Agreement to the contrary, the New Hire Options shall be fully accelerated and vested and shall continue to remain exercisable for their full term. Nothing in this Section 5(a)(ii) shall be interpreted to preclude the Compensation Committee of the Board of Directors from increasing (but not reducing) the post-termination exercise periods set forth hereinabove in its sole and absolute discretion; and

                      (iii) should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5.a.(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

               b. Termination For Cause: This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

               c. By Death: Employee's employment shall terminate automatically upon the death of Employee. Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation set forth in Section 5.a. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

               d. By Disability: If Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee's employment. Company shall pay to Employee the compensation set forth in Section 5.a. Thereafter, all of Company's obligations under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any disability plan in which he is a participant.

               e. Certain Additional Payments by Company: Notwithstanding anything in this Agreement to the contrary, in the event that Employee becomes entitled to any of the payments or benefits provided under this Section 5 as a result of Employee's resignation for Good Reason pursuant to Section 1(c)(4) hereinabove or Employee's termination without cause following a Change of Control and such payments or benefits result in Employee being subject to the golden parachute excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make such additional payment as will make executive whole for such tax obligation, as set forth in Appendix A, which is incorporated herein by reference.

               f. Benefits in the Event of Nonrenewal of the Term: In the event that the Company provides notice in accordance with the provisions of Section 4 above of its intent not to renew the Term for an additional one year period, and conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits as of the Effective Date, together with such other amounts as the Compensation Committee may determine, in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

                      (i) the Company shall pay to the Employee, in one lump sum, an amount equal to (A) one year's salary, at the Employee's annual salary in effect on the Effective Date, plus (B) one year's bonus (calculated based on the average of the actual bonus awarded to Employee in each of the previous three years of employment by the Company) minus any required withholdings or deductions;

                      (ii) Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date and which would otherwise have vested according to their terms within 12 months of the Effective Date shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), and all such securities shall continue to be exercisable (if applicable) until the earlier of (1) as provided in the applicable plan or grant agreements (but in no event less than 90 days) following the Effective Date; or (2) until such term of such options or other such securities would have otherwise expired (if applicable). Notwithstanding the preceding sentence or any provision of the Plan or grant agreements to the contrary, the New Hire Options shall be fully accelerated and vested and shall continue to remain exercisable for their full term. Nothing in this Section 5.f.(ii) shall be interpreted to preclude the Compensation Committee of the Board of Directors from increasing (but not reducing) the post-termination exercise periods set forth hereinabove in its sole and absolute discretion; and

                      (iii) should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5(f)(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

               g. The Company shall have no obligations under this Section 5 with respect to any termination of the Term other than as specifically provided in the first sentence of Section 5.a. and in Section 5.f.

         6. Confidential and Proprietary Information and Termination Obligations

               a. Confidential and Proprietary Information: Employee hereby agrees that prior to commencement of employment with the Company he shall sign a copy of the Company's standard form of Confidential and Proprietary Information and Inventions Agreement in a form substantially the same as that attached hereto as Appendix B.

               b. Return of Company's Property: Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee's employment, belong to Company and shall be promptly returned to Company upon termination of Employee's employment.

               c. Cooperation in Pending Work: Following any termination of Employee's employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company and at its cost the Company shall provide legal counsel in connection therewith, which counsel may also represent the Company unless there is an existing or potential conflict of interest between the Company and Employee, in which case Employee may select his own counsel. The Company shall fully indemnify, hold harmless and defend Employee to the fullest extent permitted by its Articles, Bylaws and applicable law, with any permissive provision therein deemed to be mandatory on the Company. Employee shall be provided an Indemnification agreement in the Company's customary form.

         7. Notices

               All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

                  JDS Uniphase Corporation
                  1768 Automation Parkway

                  San Jose, California 94131
                  Attention: General Counsel

and to Employee at:

                  Syrus Madavi
                  (Home Address of Syrus Madavi)

         Employee and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

         8. Current Board(s) Participation and Other Activities

               Employee shall be permitted to continue providing services to the entities listed on Appendix C attached hereto as specified therein. Notwithstanding the preceding sentence, Employee's continued service to the entities listed in Appendix C hereto shall at all times be subject to and in accordance with the provisions of the Company's Ethics Policy, as may be amended from time to time by the Company's Board of Directors.

         9. Entire Agreement

               Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to proprietary information, inventions, treatment of confidential information, non-competition, non-solicitation, or employee benefits or incentive plans.

         10. Amendments, Waivers

               This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

               Employee and the Company each specifically acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

         11. Assignment; Successors and Assigns

               Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights (other than rights assignable by their terms) or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the first sentence of this section, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         12. Severability; Enforcement

               If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

         13. Governing Law

               The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         14. Employee Acknowledgment

               The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

         15. Date of Agreement

               The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION               EMPLOYEE



By: /s/    Dr. Jozef Straus            /s/ Syrus Madavi
      -------------------------        -------------------------------------
Name:      Dr. Jozef Straus                Syrus Madavi
Its:       Chief Executive Officer

                                   APPENDIX A

         A. Certain Additional Payments by the Company

               (a) Subject to and as provided by Section 5(e) of this Agreement, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Employee's adjusted gross income. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing any cash payments, unless an alternative method of reduction is elected by Employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

               (b) Subject to the provisions of this Appendix A (a), all determinations required to be made under this Appendix A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within thirty (30) days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Appendix A with respect to any Payments shall be made no later than sixty (60) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, to the extent not already within the Excise Tax, at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                                   APPENDIX B

                            JDS UNIPHASE CORPORATION
                             1768 Automation Parkway
                               San Jose, CA 95131

                               STATEMENT REGARDING
            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


               Attached to this statement is your Employee Proprietary Information and Inventions Agreement (the "Agreement") with JDS Uniphase Corporation, including its subsidiaries, (the "Company").

               Please take the time to review the Agreement carefully. It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you during your employment. The Company considers this Agreement to be very important to the protection of its business.

               If you have any questions concerning the Agreement, you may wish to consult an attorney. Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

               If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Reviewed and Understood:

Date:
     ------------------------------    -----------------------------------------
                                                      Employee Name



                                       -----------------------------------------
                                                    Employee Signature

                                   APPENDIX C


1. ON Semiconductor Chairman of the Board and Executive Chairman. Continued service in these or any other capacities to ON Semiconductor subject to review and approval of the JDS Uniphase Board of Directors (the "Board") in its sole and absolute discretion (reasonable discretion as to Chairman of the Board). In the event the Board determines not to approve of continued service by Employee to ON Semiconductor, Employee shall take all necessary and appropriate actions to effectuate cessation of such service within 30 days of the Board's determination or such time thereafter as is both reasonable under the circumstances and consistent with the terms and conditions of the company's Ethics Policy.

2. Metalink, member of the Board of Directors. Continued service in this or any other capacity subject to review and approval of the JDS Uniphase Board of Directors (the "Board") in its sole and absolute discretion. In the event the Board determines not to approve of continued service by Employee to Metalink, Employee shall take all necessary and appropriate actions to effectuate cessation of such service within 30 days of the Board's determination or such time thereafter as is both reasonable under the circumstances and consistent with the terms and conditions of the company's Ethics Policy.

3. InnovIcs, member of the Board of Directors. Continued service in this or any other capacity subject to review and approval of the JDS Uniphase Board of Directors (the "Board") in its sole and absolute discretion. In the event the Board determines not to approve of continued service by Employee to InnovIcs, Employee shall take all necessary and appropriate actions to effectuate cessation of such service within 30 days of the Board's determination or such time thereafter as is both reasonable under the circumstances and consistent with the terms and conditions of the company's Ethics Policy.

4. BIT, member of the Board of Directors. Continued service in this or any other capacity subject to review and approval of the JDS Uniphase Board of Directors (the "Board") in its sole and absolute discretion. In the event the Board determines not to approve of continued service by Employee to BIT, Employee shall take all necessary and appropriate actions to effectuate cessation of such service within 30 days of the Board's determination or such time thereafter as is both reasonable under the circumstances and consistent with the terms and conditions of the company's Ethics Policy.